Exhibit 99.4

SOHU Announces Closing of 17173.com and Focus.cn Acquisitions

BEIJING, CHINA, November 25, 2003 – SOHU.com (NASDAQ: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, today announced it has closed the acquisitions of 17173.com, the largest online games website in China, and Focus.cn, a leading real estate website in Beijing.

SOHU acquired 17173.com for US$20.5 million in cash. The purchase price of Focus.cn is US$16 million, of which 80% is payable in cash and 20% in stock. The two acquired companies, which are profitable, will not contribute material revenues or profits to SOHU.com in the fourth quarter of 2003. Focus.cn and 17173.com are expected to make a positive contribution to SOHU’S 2004 financial results.

These acquisitions will strengthen SOHU’s position as a leading Internet property and its ability to market the Company’s consumer services.

Safe Harbor Statement

This announcement contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange Commission on Forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that the events described in this press release should not be interpreted as having any material effect on SOHU’s revenues or profitability. We further caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, e-subscriptions (most of which are collected from a few telecom operators) and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s Annual Report on Form 10K for the year ended December 31, 2002, Quarterly Report on Form 10Q for the quarter ended September 30, 2003 and other filings with the Securities and Exchange Commission.

About SOHU

SOHU.com is one of China’s most recognized and established Internet brands and indispensable to the daily life of millions of Chinese who use the portal for e-mail, alumni club, short messaging services, news, search, games, browsing and shopping. Apart from continuous product and services development, SOHU.com also concentrates its efforts on making the Internet ubiquitously available, whether in the office, at home or on the road. SOHU.com, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its seventh year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6510 1379

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/